Exhibit 99.1
CLAIRE’S STORES, INC. REPORTS RECORD SECOND QUARTER RESULTS -
DILUTED NET INCOME PER SHARE REACHES $0.36;
DECLARES REGULAR QUARTERLY DIVIDEND
PEMBROKE PINES, Florida, August 18, 2005. Claire’s Stores, Inc. (NYSE:CLE) today announced financial results for the second quarter of Fiscal 2006. The Company also provided guidance relating to the third quarter of Fiscal 2006 as well as the full fiscal year.
Second Quarter
Results for the second quarter of Fiscal 2006, which ended July 30, 2005, were as follows: Net income rose eight percent to $35.5 million compared to $32.7 million during the second quarter of Fiscal 2005, which ended July 31, 2004. On a per share basis, diluted net income during the second quarter of Fiscal 2006 rose nine percent to $0.36 from $0.33 per share.
For the second quarter of Fiscal 2006, net sales increased seven percent to $325.0 million from $305.2 million for the same period last year. Comparable store sales for the second quarter of Fiscal 2006 increased five percent, after achieving a ten percent increase in last year’s second fiscal quarter.
Second quarter comparable store sales by brand were as follows:
•	Claire’s North America: positive low single digits

•	Claire’s Europe: positive high single digits

•	Icing by Claire’s: positive mid single digits
Commenting on second quarter results, Co-Chairman and Co-Chief Executive Officer Marla Schaefer said, “We are pleased that our financial results for the second quarter exceeded our guidance due to stronger than expected comparable store sales. Our cautious stance when we issued our guidance for the second fiscal quarter stemmed from the fact that we were up against strong comparable store sales in last year’s second fiscal quarter. We were also concerned about the impact on customer behavior of shifting levels of consumer confidence as well as steadily increasing fuel prices. Despite our concerns, July business was brisk as customers took advantage of sales in the early part of the month and then returned to the stores later to begin stocking up on back to school and fall items.”
Bonnie Schaefer, Co-Chairman and Co-Chief Executive Officer, offered additional commentary on the second quarter of Fiscal 2006. “Several exciting events made the second quarter noteworthy with respect to Claire’s international operations. The opening of stores in Spain and the execution of our first leases in Holland mark a new phase in our international expansion, as we entered two countries by means of organic growth, rather than through an acquisition. From a financial perspective, our stores in Europe generated comparable store sales increases that reached the high single digits for the second quarter in a row. This is continued evidence that the work we have undertaken in Europe over the past two years has produced measurable improvements. Our customers are finding more merchandise that appeals to their fashion sense than they did several years ago, and we in turn are experiencing a healthy increase in comparable store sales as a result.”

Year to Date Results
For the first six months of Fiscal 2006, revenues grew seven percent to $627.8 million from $586.8 million. Net income increased to $65.2 million or $0.66 per diluted share, from $60.4 million or $0.61 per diluted share, an increase of eight percent both in absolute terms and on a diluted per share basis. Comparable store sales increased five percent, compared with an increase of 11 percent during the first six months of Fiscal 2005.
Store Count: End of Second Fiscal Quarter:

	July 30, 2005	July 31, 2004
Claire’s North America	1,673	1,664
Claire’s Europe	736	712
Icing by Claire’s	442	457
Claire’s Nippon	166	134

Total	3,017	2,967
Business Outlook for the Third Fiscal Quarter and Full Year – Fiscal 2006
Third Quarter:
For the third quarter of Fiscal 2006, we are estimating revenues between $308 and $314 million, an increase of four to six percent. Comparable store sales are projected to rise by three to five percent. This follows an increase of nine percent in the third quarter of Fiscal 2005. Net income is projected to reach $27 to $30 million, or $0.27 to $0.30 per diluted share.
Gross margins as a percentage of sales are expected to be 20 to 30 basis points higher than last year’s third fiscal quarter. SG&A as a percentage of sales is projected to be within a range of 10 basis points below to 20 basis points above last year’s level.
Full Year:
For Fiscal 2006 in its entirety, revenues are projected to grow by approximately five to seven percent from $1.34 billion to $1.37 billion. Comparable store sales are expected to increase by three to five percent.
Gross margins as a percentage of sales are anticipated to improve by 25 to 30 basis points. SG&A expenses as a percentage of sales are anticipated to decline 30 to 50 basis points.
Net income is projected to be within a range of $1.54 to $1.65 on a diluted per share basis.
Quarterly Dividend
The Board of Directors has declared the regular quarterly cash dividend of $0.10 per share payable on the Common Stock and $0.05 per share payable on the Class A Common Stock. Payment will be made on September 16, 2005 to shareholders of record on September 6, 2005.
Conference Call Information
The Company will host its second quarter conference call on August 18, 2005, at 10:00 a.m. (EST). The call in number is 210-795-9191 and the password is “Claires.” A replay will be available through August 26, 2005. The replay number is 203-369-1969 and the password is 25247. The conference call is also being archived until August 26th on the Company’s corporate website at http://www.clairestores.com, and can be accessed by clicking on the “Conference Calls” link located under “Financial Information”.

Company Overview
Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of July 30, 2005, Claire’s Stores, Inc. operated approximately 2,850 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany, and Spain. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 166 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. The Company also licenses 70 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and six stores in South Africa under similar agreements with The House of Busby Limited.
Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic, political and social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 29, 2005. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.
Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s Internet home page: http://www.clairestores.com.
Contact Information: Marisa F. Jacobs, Vice President of Corporate Communications and Investor Relations
Phone: (212) 594-3127, Fax: (212) 244-4237 or Email at marisa.jacobs@claires.com

CLAIRE’S STORES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED				SIX MONTHS ENDED
	July 30, 2005		July 31, 2004		July 30, 2005		July 31, 2004
Net sales	$325,042,000	100.0%	$305,223,000	100.0%	$627,750,000	100.0%	$586,814,000	100.0%
Cost of sales, occupancy and buying expenses	151,848,000	46.7%	141,920,000	46.5%	290,543,000	46.3%	267,444,000	45.6%

Gross profit	173,194,000	53.3%	163,303,000	53.5%	337,207,000	53.7%	319,370,000	54.4%

Other expenses (income):
Selling, general and administrative	111,602,000	34.3%	103,381,000	33.9%	222,064,000	35.4%	207,626,000	35.4%
Depreciation and amortization	11,776,000	3.6%	10,944,000	3.6%	24,124,000	3.8%	21,603,000	3.7%
Interest expense	(28,000)	0.0%	32,000	0.0%	27,000	0.0%	62,000	0.0%
Interest and other income	(3,083,000)	(0.9%)	(1,267,000)	(0.4%)	(5,044,000)	(0.8%)	(2,477,000)	(0.4%)

	120,267,000	37.0%	113,090,000	37.1%	241,171,000	38.4%	226,814,000	38.7%

Income before income taxes	52,927,000	16.3%	50,213,000	16.5%	96,036,000	15.3%	92,556,000	15.8%
Income taxes	17,469,000	5.4%	17,468,000	5.7%	30,876,000	4.9%	32,119,000	5.5%

Net income	$35,458,000	10.9%	$32,745,000	10.7%	$65,160,000	10.4%	$60,437,000	10.3%

Net income per share:

Basic:
Net Income per share	$0.36		$0.33		$0.66		$0.61

Diluted:
Net Income per share	$0.36		$0.33		$0.66		$0.61

Weighted average number of shares outstanding:

Basic	99,056,000		98,917,000		99,025,000		98,916,500

Diluted	99,441,000		99,276,000		99,401,000		99,258,500

CLAIRE’S STORES, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	July 30, 2005	July 31, 2004
ASSETS

Current assets:
Cash and cash equivalents	$328,185,000	$217,770,000
Inventories	120,018,000	114,649,000
Prepaid expenses and other current assets	68,599,000	54,853,000

Total current assets	516,802,000	387,272,000

Property and equipment:
Land and building	18,151,000	18,151,000
Furniture, fixtures and equipment	243,461,000	233,817,000
Leasehold improvements	220,413,000	197,096,000

	482,025,000	449,064,000
Less accumulated depreciation and amortization	(272,731,000)	(253,297,000)

	209,294,000	195,767,000

Intangible assets, net	51,562,000	45,646,000
Other assets	14,236,000	15,257,000
Goodwill	198,889,000	199,258,000

	264,687,000	260,161,000

Total assets	$990,783,000	$843,200,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$60,150,000	$49,153,000
Income taxes payable	9,594,000	6,581,000
Accrued expenses	82,177,000	76,249,000

Total current liabilities	151,921,000	131,983,000

Long-term liabilities:
Deferred tax liability	22,969,000	15,987,000
Deferred rent expense	20,404,000	17,789,000

Total long-term liabilities	43,373,000	33,776,000

Stockholders’ equity:
Class A stock — par value $0.05 per share	256,000	257,000
Common stock — par value $0.05 per share	4,707,000	4,689,000
Additional paid-in capital	53,696,000	49,415,000
Accumulated other comprehensive income, net of tax	18,772,000	17,160,000
Retained earnings	718,058,000	605,920,000

Total stockholders’ equity	795,489,000	677,441,000

Total liabilities and stockholders’ equity	$990,783,000	$843,200,000

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